                                                                      EXHIBIT 12

                         EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement ("Agreement") is effective June 1, 2001 ("Effective Date"), by and between Richard E. Riley (the "Executive") and Cardiac Pathways Corporation (the "Company"). In consideration of the mutual promises made herein, the Company and Executive agree as follows:

1. The Company hereby agrees to continue to employ Executive and Executive hereby accepts continued employment as Executive Vice President, Research & Development with the Company.

2. Executive states and acknowledges that, by entering into this Agreement, he foregoes and extinguishes any rights existing in any prior contract, either express or implied, with the Company. The parties enter into this Agreement with the express understanding that it supercedes and replaces the written agreement between Executive and the Company, entered into on or about June 1, 1992, and that it supercedes and replaces all the terms, including, but not limited to, those governing compensation, benefits and grounds for termination, either stated in or implied by that agreement.

3. The Company agrees to pay Executive an annual base salary of $194,175.00 payable in accordance with the Company's standard payroll policy.

4. Executive is entitled to participate in an incentive bonus program established by the Company. The incentive bonus program is based upon individual and Company performance and has a target payout of 30% of Executive's base salary.

5. Executive has been previously granted options to acquire a specified number of shares of the Company's Common Stock. The vesting of these options shall be over a four-year period, with 12/48th having been vested in Executive's first year of employment and the remaining options vesting beginning with the 13th month and each month thereafter at the rate of 1/48th of the total shares each month of Executive's continued employment with the Company. The stock options shall be awarded pursuant to the terms set forth in the Company's standard stock option agreement, which is incorporated herein by reference. The vesting schedule specified herein shall be modified upon the occurrence of the events specified in and described by the terms of Sections 6 and 7 of this Agreement.

6.       a.   The term of this Agreement shall commence upon execution and shall continue until terminated by either party in accordance with the provisions of this Section 6.

         b. This Agreement may be terminated by the Company at any time for Justifiable Cause (as hereinafter defined) provided that the Company shall pay Executive, as a severance payment, an amount equal to the sum of his then current monthly base salary for one month following the date of termination. For the purpose of this

              Agreement, the term "Justifiable Cause" shall include the occurrence of any of the following events: (i) Executive's conviction for, or plea of nolo contendere, a felony or a crime involving moral turpitude, (ii) Executive's commission of an act of personal dishonesty or breach of fiduciary duty involving personal profit in connection with the Company, iii) Executive's commission of an act, or failure to act, which Executive's supervisor at the Company shall reasonably have found to have involved misconduct or gross negligence on the part of Executive, in the conduct of his duties hereunder, iv) habitual absenteeism, alcoholism or drug dependency on the part of Executive which interfere with the performance of his duties hereunder, (v) Executive's willful and material breach or refusal to perform his services as provided herein, (vi) any other material breach of this Agreement; or (vii) the willful and material failure or refusal to carry out a direct request of Executive's supervisor. The payment to Executive of the severance payment described in this Section 6(b) will discharge all of the Company's obligations to Executive.

         c. This Agreement may be terminated by the Company at any time without Justifiable Cause provided that the Company shall pay Executive, as a severance payment, a lump sum payment equal to the sum of the Executive's current annual base salary and the larger of the Executive's prior year actual annual bonus or the Executive's annual target incentive bonus. The Company will also provide a lump sum payment to cover the full costs of COBRA coverage for health, dental and vision benefits consistent with the Executive's current election for a period of twelve months following the date of termination. This payment will be grossed up for taxes so as to provide the Executive with a net payment that will cover the full cost of all COBRA coverage. In addition, the Company will pay the executive for any excise tax liability he may incur pursuant to section 280(G) of the Internal Revenue Code by reason of payments made under this agreement. This payment will be grossed up for taxes so as to assure that the Executive does not incur any additional tax liability as a result of the excise tax payment. All payments made pursuant to this Section 6(c) are subject to Executive entering into a standard form of mutual release of claims. The payment of Executive of the severance payment described in this Section 6(c) will discharge all of the Company's obligations (subject to the provisions noted in Section
              7) to Executive.

         d. This Agreement maybe terminated by Executive at any time upon 30 days written notice, in which case the Company shall have no severance or other obligations to Executive.

         e. The Constructive Termination (as defined herein) of the Executive shall be treated as an involuntary termination of employment without Justifiable Cause under this Section 6(d) and Section 6(c). Executive's employment need not terminate for a Constructive Termination to occur hereunder. For purposes of this Agreement, a Constructive Termination shall mean a material reduction in salary or benefits, a material change in responsibilities, including a reduction in duties only by virtue of the Company being acquired and made part of a larger entity (for example, the Chief Financial Officer of the Company remains as such following a Change of Control and is not made the Chief Financial Officer of the acquirer), a requirement to relocate, except for office relocations that would not increase Executive's one-way commute distance by more than thirty-five (35) miles.

         f. Upon Executive's involuntary termination of employment from the Company (for any reason other than for Justifiable Cause), including a Constructive Termination as defined above, and subject to Executive entering into a standard form of mutual release of claims, all unvested shares of Common Stock described in Section 5 above and any subsequent options that are awarded shall be fully and immediately exercisable.

7. Upon a Change of Control (as defined below), all unvested shares of Common Stock described in Section 5 above, and any subsequent options that are awarded and that are not vested, shall be fully and immediately vested and exercisable. For purposes of this Section 7, a Change of Control shall be defined as a merger, acquisition, reorganization, or sale of all or substantially all of the shares of the Company in which the shareholders of the Company immediately prior to the transaction possess less than fifty percent (50%) of the voting power of the surviving entity (or its parent) immediately after the transaction or as a merger, acquisition or sale of all or substantially all of the assets of the Company.

8. Executive will be eligible to participate in any insurance or other benefit plan as may be sponsored or maintained by the Company from time to time for its employees. Cardiac Pathways currently offers medical, dental, vision, life and long-term disability insurance, a 401k, flexible benefits and an employee stock purchase plan. Executive's rights or those of Executive's dependents under any benefits policies or plans provided by the Company shall be governed solely by the terms of such policies or plans, and to the extent those plans may conflict with any term herein, the plans shall control. The Company reserves to itself, or its designated administrators, exclusive authority and discretion to determine all issues of eligibility, interpretation and administration of each such benefit plan or policy. The Company's employment benefits, and policies related thereto, are subject to termination, modification or limitation at the Company's sole discretion.

9. This Agreement is contingent upon the Executive adhering to and maintaining an updated Proprietary Information agreement.

10. Executive's employment is at will, as defined under applicable law, except as modified by the terms herein. If Executive's employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided above, or as otherwise be available in accordance with the Company's established employee plans and policies at the time of termination. The terms of this agreement represent the entire employment agreement between the Company and you and cannot be modified except in writing signed by the President & CEO.


/s/ RICHARD E. RILEY                                 June 19, 2001
-------------------------------                      ------------------
RICHARD E. RILEY                                     DATE

/s/ THOMAS M. PRESCOTT                               June 19, 2001
-------------------------------                      ------------------
THOMAS M. PRESCOTT                                   DATE
PRESIDENT & CEO
CARDIAC PATHWAYS CORPORATION